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                                                                   EXHIBIT 10.23



                                [INTERNAP LOGO]


                        INTERNAP NETWORK SERVICES, INC.

                    EMPLOYEE CONFIDENTIALITY, NONRAIDING AND
                            NONCOMPETITION AGREEMENT


      In consideration of my hire and continued employment by InterNAP Network Services, L.L.C. ("InterNAP"), the continued compensation of me by InterNAP during my employment, and the disclosure to me of InterNAP's confidential and proprietary information, I agree to the following terms and conditions.

      1. Employment. Employment will begin on 5/16/96. While employed by InterNAP, I shall devote my entire working time, attention, abilities and efforts to InterNAP's business and affairs, faithfully and diligently serve InterNAP's interests and refrain from engaging in any business or employment activity that is not on InterNAP's behalf (whether or not pursued for gain or profit), except for activities approved in writing in advance by InterNAP. My precise services may be extended or curtailed, from time to time, at the direction of InterNAP, and I shall assume and perform such further reasonable responsibilities and duties as may be assigned to me from time to time by InterNAP.

      2. Termination. My employment may be terminated by either InterNAP or me at any time and for any reason, or for no reason, in either party's sole and absolute discretion.

      3. Payment. I understand and agree that I will be compensated for my services as follows:

      (a) Base Salary. A base annual salary of $85,000.00, payable in equal semi-monthly installments on approximately the 1st and 15th day of each month.

      4. Confidentiality and Nondisclosure. I agree that information not generally known to the public to which I will be exposed as a result of my being employed by InterNAP is confidential information that belongs to InterNAP. This includes information developed by me, alone or with others, or entrusted to InterNAP by its customers or others. InterNAP's confidential information includes, without limitation, information relating to InterNAP's trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). I will hold InterNAP's Confidential Information in strict confidence, and not disclose or use it except as authorized by InterNAP and for InterNAP's benefit.



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[INTERNAP LOGO]


      I further acknowledge and agree that in order to enable InterNAP to perform services for its customers or clients, such customers or clients may furnish to InterNAP certain Confidential Information, that the goodwill afforded to InterNAP depends upon InterNAP and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of InterNAP for all purposes under this Agreement.

      5. Noncompetition. I recognize and agree that InterNAP has many substantial, legitimate business interests that can be protected only by my agreement not to compete with InterNAP under certain circumstances. These interests include, without limitation, InterNAP's contacts and relationships with its clients and active prospects, InterNAP's reputation and goodwill in the industry, and InterNAP's rights in its Confidential Information. Therefore, I agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not, voluntarily or involuntarily, directly or indirectly, on my own behalf or on the behalf of another, approach, solicit, accept, receive or do work on any portion of the computer network consulting and services business of any account that was a client or active prospect of InterNAP, its parent or subsidiaries during the twelve (12) month period immediately preceding the date my employment with InterNAP ends. I may not, should the opportunity arise, accept a position of employment with any of the above specified clients or active prospects.

      I also agree that during the term of my employment with InterNAP and for a period of one (1) year after my employment ends for any reason whatsoever, I shall not employ or seek to employ any person employed by InterNAP nor solicit or induce any such person to leave InterNAP.

      6. Injunctive Relief. I acknowledge that the breach of threatened breach of the above noncompetition and/or nondisclosure provisions would cause irreparable injury to InterNAP that could not be adequately compensated by money damages. InterNAP may obtain a restraining order and/or injunction prohibiting my breach or threatened breach of the noncompetition and/or nondisclosure provisions, in addition to any other legal or equitable remedies that may be available. I agree that the above noncompetition provision, including its duration, scope and geographic extent, is fair and reasonably necessary to protect InterNAP's client relationships, goodwill, Confidential Information and other protectable interests.

      7. Possession. I agree that upon request by InterNAP, and in any event upon termination of employment for any reason, I shall turn over to InterNAP all documents, notes, papers, data, files, office supplies or other material or work product in my possession or under my control which was created pursuant to, is connected with or derived from my services to InterNAP, or which is related in any manner to InterNAP's business activities or research and development efforts, whether or not such material is currently in my possession.


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[INTERNAP LOGO]

     8. Waiver of Breach. The waiver of any breach of any provision of this Agreement or the failure to enforce any provision shall not be construed as a waiver of any later breach by any party.

     9. Enforcement and Severability. If any portion of this Agreement becomes invalid or unenforceable, the rest of the Agreement shall be construed as if the invalid or unenforceable portion was omitted. The noncompletion and nondisclosure provisions shall be enforceable against me notwithstanding the existence of any claim I may have against InterNAP.

     10. Governing Law. This Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions related to choice of laws or conflict of laws. Venue and jurisdiction of any lawsuit involving this Agreement or my employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by InterNAP, and in InterNAP's judgment, may not be effective unless obtained in some other venue.

     11. Attorneys' Fees. In any lawsuit arising out of or relating to this Agreement or my employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover its reasonable costs and attorneys' fees, including on appeal.

     12. General. This Agreement may be modified, supplemented and/or amended only by a writing that both I and InterNAP sign. This Agreement, as it may be so amended, is the complete and final expression of may agreement with InterNAP on the subjects covered, and shall control over any other statement, representation or agreement on these subjects.

     I have read this Agreement before signing it, and I acknowledge receipt of a signed copy.

                                              /s/ PAUL E. McBRIDE
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                                              Paul E. McBride

                                              5-16-96
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                                              Date

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